Exhibit 10.6

EXECUTION COPY

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated as of February 16, 2010, is by and between Keith S. Harbison (the “Consultant”) residing at 1230 Log Cabin Lane St. Louis, Missouri 63124 and Pretium Packaging, L.L.C. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Operating Agreement of the Company (as amended and restated from time to time).

WHEREAS, the Company desires to retain the services of the Consultant in accordance with the following terms and conditions, and the Consultant desires to be retained by the Company to provide such services.

NOW THEREFORE, in consideration of the covenants and conditions set forth herein, the parties, intending to be legally bound, hereby agree as follows:

1. Term.

(a) The term of the Agreement shall commence as of the Closing Date (as defined herein) (the “Effective Date”) and continue in full force and effect until the earliest of (a) the seventh (7th) anniversary of the Effective Date, (b) a Change of Control (as defined herein) or (c) the date this Agreement is terminated pursuant to Section 4 of the Agreement (such earlier date the “Termination Date,” and the period from the Effective Date through the Termination Date, the “Term”). For purposes of this Agreement, “Closing Date” shall have the meaning ascribed to it in the Unit Purchase Agreement dated January     , 2010, by and among the Company, Pretium Holding, LLC (“Purchaser”), Harbison Corporation, KS Harbison Company, L.L.C. and the Consultant.

(b) For purposes of this Agreement, “Change of Control” shall mean the occurrence of either of the following:

(i) the acquisition, directly or indirectly, by any “person” or “group” (in each case within the meaning of Section 13(d)(3) of the Exchange Act), other than members of the Castle Harlan Group, of Beneficial Ownership of Voting Stock of the Purchaser in excess of the percentage of the Voting Stock of the Purchaser then Beneficially Owned by the members of Castle Harlan Group (provided such latter percentage is less than 51%); or

(ii) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Purchaser and its Subsidiaries taken as a whole to any “person” or (as that term is used in Section 13(d) of the Exchange Act) other than to any one or more members of Castle Harlan Group.

2. Services.

(a) During the Term, the Consultant shall provide the Purchaser and its direct and indirect Subsidiaries with such services as are reasonably required by the Purchaser (the “Consulting Services”). The Consultant shall also abide by the non-competition, non-

solicitation, non-disparagement and other limitations, restrictions and provisions (the “Non-Competition Services”) of that certain Restrictive Covenant Agreement of even date herewith between the Company and the Consultant (the “Restrictive Covenant Agreement”), the terms of which are hereby incorporated by reference as fully as if set forth verbatim herein.

(b) In addition, during the Term, the Consultant shall, at the request of Castle Harlan Group, serve as a director of the Purchaser and shall provide services in connection with such position as are reasonably required by the Purchaser and its Board of Directors, including, if requested by a majority of the members of the Board of Directors, to serve on committees of the Board of Directors (the “Director Services” and, together with the Consulting Services, the “Services”). For the avoidance of doubt, the Consultant shall be paid the Director Fee (as defined herein) during the Term without regard to the status of the Consultant as a director of the Purchaser.

(c) The Consultant shall, subject to Section 6 hereof, devote sufficient time, attention and efforts as may be reasonably required for performance of the Services in a prompt and professional manner.

3. Payments.

(a) Consulting Fees. During the Term, in respect of the Consulting Services and the Non-Competition Services, the Consultant shall receive $700,000 per annum, at a rate of $58,333 per month (the “Consulting Fees”), payable on the last business day of each calendar month during the Term.

(b) Director Fees. During the Term, in respect of the Director Services, the Consultant shall receive $300,000 per annum, at a rate of $25,000 per month (the “Director Fees” and together with the Consulting Fees, the “Fees”), payable on the last business day of each calendar month during the Term. For the avoidance of doubt, the Director Fees shall be deemed earned, notwithstanding the fact that Consultant may miss a meeting of the Company’s Board of Directors, or a committee thereof, during any particular month, and not subject to reduction or set-off.

(c) Additional Payment. During the Term, as additional consideration for the Services, the Consultant shall receive a per annum sum equal to $41,000, plus annual increases thereto equal to 10% of the amount paid pursuant to this Section 3(c) for the immediately prior year (the “Additional Payment”). The Additional Payment shall be payable in advance on the date hereof and on each anniversary of the date hereof.

(d) Separate Payments. Each payment made under this Section 3 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

4. Termination. The Company may terminate this Agreement as provided in Section 4(d) below at any time and for any reason. In the event of any such termination, the Term of this Agreement shall end on the date of such termination (the “Termination Date”) and the rights of the parties will be determined as set forth in this Section 4.

(a) Termination for Payment Stopping Cause.

(i) If the Company terminates this Agreement for a “Payment Stopping Cause” (as defined below), the Term of the Agreement shall end and Consultant shall be entitled to receive Fees only through the Termination Date. The Company shall thereafter be relieved and discharged of all other obligations to Consultant pursuant to this Agreement. As used herein, a “Payment Stopping Cause” means that, prior to any termination, the Consultant shall have: (1) committed fraud, embezzlement or theft in connection with the Consulting Services, (2) been convicted of, plead guilty or no contest to, a felony criminal offense involving breach of trust, money laundering or the illegal manufacture, sale, distribution of or trafficking in controlled substances, (3) engaged in gross misconduct or gross negligence in connection with Consultant’s independent contractor relationship with the Company, or (4) violated, in any material respect, the Consultant’s obligations under this Agreement (other than as a result of Consultant’s death or Disability, as defined Section 4(c) below), the Operating Agreement of the Purchaser, the Unitholders Agreement of the Purchaser, or the Restrictive Covenant Agreement; provided, however, that prior to terminating this Agreement for a Payment Stopping Cause described above in clauses (1), (3) or (4), the Company shall give Consultant thirty (30) days written notice specifying in reasonable detail the basis of the alleged violation of his obligations under this Agreement and the opportunity to cure such violation within such period. If Consultant disputes the basis of the alleged violation within ten (10) days after receipt of such notice, Consultant shall notify the Company in writing of such dispute, and the parties, or their respective representatives, shall meet and negotiate in good faith during the seven (7) day period following the issuance of Consultant’s notice of dispute to resolve the matter. If the parties are unable to resolve the dispute within the seven (7) day period referenced above, the parties shall endeavor to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. Such mediation shall be conducted within twenty (20) days in New York, New York. The mediator shall be mutually acceptable to the parties, and neither shall unreasonably withhold consent to the selection of a mediator,. The parties will share the cost of mediation equally. Any dispute unresolved after such twenty (20) day period shall be submitted to arbitration. In the event of submission to arbitration, within thirty (30) days of the expiration of the twenty (20) day mediation period, each of the parties shall select one arbitrator and the two arbitrators so chosen shall, within fifteen (15) days of their selection, select a third neutral arbitrator who shall chair the three person arbitration panel. In the event either party fails to select an arbitrator within the thirty (30) day selection period, the arbitration panel shall consist of the sole arbitrator selected by the other party. A mediator involved in the parties’ mediation may not be asked to serve as an arbitrator. The arbitration proceeding shall be conducted in Chicago, Illinois in accordance with the rules of the American Arbitration Association as they then exist. The decision of a majority of the arbitrators (or the sole arbitrator, if such be the case) shall be final and binding on the parties hereto and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, the Company shall at all times remain free to exercise its injunctive remedies under the Restrictive Covenant Agreement to enjoin any alleged violation of the terms thereof by Consultant.

(ii) If the Company terminates this Agreement for any reason (other than a Payment Stopping Cause, or Consultant’s death or Disability, as defined in Section 4(c) below), which termination constitutes a “separation from service” within the meaning of Internal Revenue Code Section 409A and the regulations promulgated thereunder, the payment of the Fees shall be made in the time and manner set forth in Section 3, notwithstanding the end of the Term, and continue until the earliest of (1) the seventh (7th) anniversary of the Effective Date, (2) a Change of Control, or (3) any event that would constitute a Payment Stopping Cause (“Payment Continuation”) but the Company shall be relieved and discharged of all other obligations to Consultant pursuant to this Agreement.

(b) Consultant’s Death. In the event of Consultant’s death, the Term of this Agreement shall end and Consultant, his personal representatives, estate, heirs and devisees, shall be entitled to receive Payment Continuation but the Company shall be relieved and discharged of all other obligations to Consultant pursuant to this Agreement.

(c) Consultant’s Disability. In the Company terminates this Agreement due to the Consultant’s “Disability”, which termination constitutes a “separation from service” within the meaning of Internal Revenue Code Section 409A and the regulations promulgated thereunder, Consultant shall be entitled to Payment Continuation, but the Company shall be relieved and discharged of all other obligations to Consultant pursuant to this Agreement. For purposes hereof, “Disability” means (i) the Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than 6 months; or (ii) the Consultant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

(d) Notice of Termination. Any termination of this Agreement by the Company shall be communicated by written notice of termination to the Consultant.

5. Independent Contractor.

(a) Consultant is and shall be deemed for all purposes to be an independent contractor. This Agreement is not an employment contract. Consequently, the Fees shall not be deemed to be wages, and therefore, shall not be subject to any withholdings or deductions. The Consultant shall be responsible for all tax payments, estimated tax payments or other tax liabilities, as required by law.

(b) Nothing contained herein shall be construed to create a relationship of employer and employee between the Company and the Consultant. The Consultant shall have the sole discretion to determine the manner and means by which the Consultant shall perform his services.

(c) As an independent contractor, the Consultant is not entitled to any employee benefits provided to the Company’s employees, such as health insurance, pension benefits, workers’ compensation, unemployment insurance, or any similar benefit.

6. Services Non-Exclusive.

(a) The Services to be provided by the Consultant hereunder are not and shall not be deemed to be exclusive to the Company. The Consultant shall be free to render similar services to others and to engage in all such activities as the Consultant deems appropriate, provided that the Consultant’s performance hereunder is not impaired by such other activities and subject to the terms of any other agreement between the Consultant and the Company (or its Subsidiaries) restricting such activities.

(b) The Consultant shall promptly disclose to the Company the existence and full detail of any investments or relationship between the Consultant and any third party or entity that creates or may create a conflict of interest that may affect the Consultant’s independent professional judgment in performing the Services.

7. Confidential Information.

(a) Consultant acknowledges that the Consultant will be provided access to, or may acquire, Confidential Information (as defined below) during the Term. The Consultant agrees that the Consultant shall not at any time, without limitation, divulge, furnish, transmit (by any means, including via email or instant messenger) or make available to any third person or otherwise use, without the Company’s prior written consent, any Confidential Information. The Consultant’s obligations under this Section 7 will survive the conclusion of the Term and will terminate only at such time (if any) as the Confidential Information in question becomes generally known to the public other than through a breach of the Consultant’s obligations under this Agreement.

(b) For purposes of this Agreement, “Confidential Information” shall mean any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, electronically, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by the Consultant, applicable to or in any way related to: (i) the present or future business of the Company and/or any of its affiliates; (ii) the research and development of the Company and/or any of its affiliates; or (iii) the business of any client, vendor, supplier or distributor of the Company and/or any of its affiliates. Such Confidential Information includes the following property or information of the Company and/or any of its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, computer programs, program documentation, customer, supplier and vendor lists, designs, drawings, models, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all business, marketing or other plans, programs or strategies, financial statements, profit margins, product development, training and technical information, any information concerning existing or potential clients, suppliers or vendors, and any other information concerning how the Company and/or any of its affiliates create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. Confidential Information also means all similar information disclosed to the Company and/or any of its affiliates by third parties, which is subject to confidentiality obligations.

8. Return of Materials. Upon termination of this Agreement or the Services, the Consultant will promptly deliver or return to the Company all Company property in the Consultant’s possession or control, including, but not limited to, all copies and embodiment, in whatever form, of all Confidential Information, including, but not limited to, documents, records, notes, plans, photographs, manuals, notebooks, magnetic media, tapes, disks or other materials, whether prepared by the Consultant or others, and irrespective of the location or form of such materials. Notwithstanding the foregoing, the Consultant shall be entitled to retain the Consultant’s personal effects provided any Confidential Information is removed therefrom. If requested by the Company, the Consultant agrees to provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

9. Remedy for Breach. The Consultant hereby acknowledges that the provisions of Sections 7 and 8 of this Agreement are reasonable and necessary for the protection of the Company. The Consultant further acknowledges that the Company will be irreparably harmed if such covenants are not specifically enforced. Accordingly, the Consultant agrees that, in addition to any other relief to which the Company may be entitled, including claims for damages, the Company shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining the Consultant from an actual or threatened breach of such covenants.

10. Cooperation. Following the Termination Date of this Agreement, upon reasonable notice to the Consultant, the Consultant agrees to respond to requests by the Company for information concerning matters involving facts or events relating to the Company, that may be within his knowledge as long as such response does not materially interfere with his obligations to any other employer or person for whom the Consultant is providing services. In the event that the Consultant is subpoenaed in connection with any litigation or investigation involving the Company, the Consultant agrees to notify promptly the Company so as to provide the Company an opportunity, at its own expense, to respond to such notice before taking any action or making any decision in connection with such subpoena. In the event of any request to the Consultant pursuant to the first sentence of this Section 10, the Company agrees to reimburse the Consultant for his reasonable out-of-pocket expenses incurred in connection therewith promptly, but in any event within thirty (30) days, after receipt of an invoice therefor. Nothing in this Agreement affects or limits the Consultant’s rights or obligations under any applicable law to make filings with, or respond truthfully in timely fashion to inquiries from, any governmental or regulatory authorities.

11. Representation. The Consultant expressly represents and warrants that as of the date of signing this Agreement, the Consultant is not a party to any contract or agreement which will or may restrict in any way the Consultant’s ability to fully perform the Services set forth herein.

12. Governing Law, Waiver of Trial by Jury.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

(b) HARBISON HEREBY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR

ARISING OUT OF, THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, OR ENFORCEMENT OF THIS AGREEMENT.

13. Consent to Jurisdiction; Service of Process and Venue. Each party to this Agreement hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the courts of the State of New York in the County of New York or of the United States District Court for the Southern District of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 13.

14. Assignability. This Agreement, and the rights and obligations hereunder, may not be assigned by either party without the express written consent of the other party; provided, however, that Consultant may assign his rights to payment of the Fees to any business entity majority owned by Consultant, but no such assignment shall relieve Consultant of his obligations hereunder.

15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16. Entire Agreement; Amendment. This Agreement may be amended only by a written instrument signed by the parties. Except for the Restrictive Covenant Agreement, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement.

17. Survival. The parties acknowledge that Section 4, and Sections 7 through 12, of this Agreement shall survive the termination of the Agreement.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

19. Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect the Agreement’s construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or

Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date and year first above written.

PRETIUM PACKAGING, L.L.C.

By:	/s/ George A. Abd	/s/ Keith S. Harbison
Name:	George A. Abd	Keith Harbison
Title:	President	Title:

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